UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 3, 2023

Date of Report
(Date of earliest event reported)

MicroCloud Hologram Inc.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-440519	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 302, Building A, Zhong Ke Na Neng Building,
Yue Xing Sixth Road, Nanshan District, Shenzhen,
People’s Republic of China 518000
(Address of principal executive offices, including Zip Code)

+86 (0755) 2291 2036
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	HOLO	The Nasdaq Stock Market LLC

Warrants, each warrant exercisable for one-half ordinary share at an exercise price of $11.50 per share	HOLOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On Feburary 3, 2023, Mr. Xu Zhang resigned from his positions as an independent director of the board of directors (the “Board”) and the Chairman of the Nominating Committee and members to the Audit Committee and the Compensation Committee of the Board of MicroCloud Hologram Inc. (the “Company”) for personal reasons, effective Feburary 3, 2023. Mr. Zhang’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 3, 2023, Ms. Mi Zhou resigned from her position as the independent director and the Chairman of the Audit Committee and members tothe Nominating Committee and the Compensation Committee of the Board for personal reasons, effective February 3, 2023. Ms. Zhou's resignationdid not result from any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On February 3, 2023, by written resolution and consent in lieu of holding a meeting, a majority of the directors voted to remove Jun Liu from his positions as an independent director and the members to the Audit Committee, the Nominating Committee and the Compensation Committee of the Board, effective February 3, 2023. Mr. Liu’s removal did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Election of Belief Bi

On February 3, 2023, upon recommendation of the Nominating Committee, the Board of the Company appointed Mr. Belief Bi as a director of the Board, to fill in the vacancy created by the resignation of Xu Zhang with effect from February 3, 2023 until resignation or removal. The Board has determined that Mr. Bi is an “independent director” as that term is defined under the Listing Rules of the Nasdaq. Mr. Bi shall serve as the Chairman of the Nominating Committee and members to the Audit Committee and the Compensation Committee of the Board.

Mr. Bi, age 37, has extensive experience in the operation, legal and compliance areas of U.S. public companies. Prior to joining our Company, Mr. Belief Bi has served as the president of Beijing Zhixing Classroom Education Consulting Co., Ltd. since June 2017. Between 2015 and 2017, he served as the vice president in Beijing Shengyuan Fengheng Venture Capital Co., Ltd. and the executive secretary in Dianjing Smart Industry Alliance. Prior to that, Mr. Bi worked as an assistant president in Ninetowns Group (Nasdaq: NINE) from 2013 to 2015, where he was responsible for the agricultural e-commerce and real estate segments of the company. Mr. Bi received a bachelor of law degree from China University of Political Science and Law in 2010.

There are no arrangements or understandings between Mr. Bi and any other person pursuant to which he was appointed as a director. In addition, there are no family relationships between Mr. Bi and any of the Company’s other officers or directors. Except as set forth herein, there are no transactions and no proposed transactions between Mr. Bi and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Election of Maggie Wang

On February 3, 2023, upon recommendation of the Nominating Committee, the Board of the Company appointed Ms. Maggie Wang as a director of the Board, to fill in the vacancy created by the resignation of Mi Zhou with effect from February 3, 2023 until resignation or removal. The Board has determined that Ms. Wang is an “independent director” as that term is defined under the Listing Rules of the Nasdaq. Ms. Wang shall serve as the Chairman of the Audit Committee and members to the Nominating Committee and the Compensation Committee of the Board.

Ms. Maggie Wang, age 42, has extensive experience in financial accounting, internal control and risk management. Ms. Wang has over 16 years of experience in the financial services industry in Asia. Further, she has direct oversight on specific risk management functions such as financial and insurance product control, assets and liabilities management and customer risk management. Prior to joining our Company, Ms. Maggie Wang has served as the regional director and treasurer of Prudential HK Limited since 2013. Between 2006 and 2012, she served as the chief accountant in Wall Street English since 2006. Ms. Wang is a Chartered Financial Analyst, an Associate Financial Planner and a Registered Financial Planner in US. Ms. Wang received a bachelor’s degree from the University of Guangzhou and an MBA degree from Jinan University.

There are no arrangements or understandings between Ms. Wang and any other person pursuant to which she was appointed as a director. In addition, there are no family relationships between Ms. Wang and any of the Company’s other officers or directors. Except as set forth herein, there are no transactions and no proposed transactions between Ms. Wang and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2023

MicroCloud Hologram Inc.

By:	/s/ Guohui Kang
Name:	Guohui Kang
Title:	Chief Executive Officer

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